EXHIBIT 10.51

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          ENVIRONMENT MANAGEMENT, INC.

                                       AND

                                U S LIQUIDS INC.

                                       AND

                       ENVIRO-WASTE TYPE V OF TEXAS, INC.

                                       AND

                      MICHAEL L. BRIGGLE AND MARK A. EMMERT

                                TABLE OF CONTENTS

SECTION                                                                    PAGE


1.     DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.....................  1
               1.1    Delivery of Shares....................................  1
               1.2    Endorsement of Company Stock..........................  1

2.     PURCHASE PRICE.......................................................  2
               2.1    Purchase Price........................................  2

3.     [INTENTIONALLY OMITTED]..............................................  2

4.     CLOSING..............................................................  2


5.      REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND
        COMPANY.............................................................  2
               5.1    Organization; Authority...............................  2
               5.2    Stock Ownership; Absence of Adverse Claims............  3
               5.3    Capitalization........................................  3
               5.4    Predecessor Entities; Trade Names.....................  3
               5.5    No Subsidiaries.......................................  4
               5.6    Financial Statements..................................  4
               5.7    Non-Balance Sheet Liabilities.........................  4
               5.8    Accounts Receivable...................................  5
               5.9    Proprietary Rights; Environmental Documents...........  5
               5.10  Real Property; Reporting...............................  6
               5.11   Personal Property; New Projects.......................  6
               5.12   Contracts.............................................  7
               5.13   Insurance Policies....................................  7
               5.14   Directors, Officers and Employees; Compensation.......  7
               5.15   Employee Plans........................................  7
               5.16   Compliance with ERISA.................................  7
               5.17   Compliance with Law; No Conflicts.....................  8
               5.18   Taxes.................................................  9
               5.19   Litigation............................................  9
               5.20   Absence of Price Renegotiation Contracts.............. 10
               5.21   Conduct of Business Since Balance Sheet Date.......... 10
               5.22   Bank Accounts; Depositories........................... 11
               5.23   Hazardous Materials................................... 11
               5.24   Absence of Certain Business Practices................. 12
               5.25   Complete Disclosure................................... 12

6.      REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.................. 12

SECTION                                                                    PAGE

               6.1    Corporate Organization................................ 12
               6.2    Corporate Authority................................... 13
               6.3    No Conflicts.......................................... 13
               6.4    Binding Agreement..................................... 13

7.      COVENANTS........................................................... 13
               7.1    Access to Land and Records............................ 13
               7.2    Company Activities Prior to Closing................... 14
               7.3    Prohibited Activities Prior to Closing................ 14
               7.4    Contact with Government Officials..................... 15

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND
        STOCKHOLDERS........................................................ 16
               8.1    Representations and Warranties........................ 16
               8.2    Consents.............................................. 16
               8.3    No Adverse Proceeding................................. 16
               8.4    Noncompetition Agreement.............................. 16
               8.5    Simultaneous Closings................................. 16

9.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT............. 16
               9.1    Representations and Warranties........................ 16
               9.2    Covenants............................................. 17
               9.3    No Adverse Proceeding................................. 17
               9.4    General Release....................................... 17
               9.5    Consents.............................................. 17
               9.6    Resignations.......................................... 17
               9.7    Good Standing Certificates............................ 17
               9.8    Updated Agreements.................................... 17
               9.9    Noncompetition Agreement.............................. 17
               9.10   Delivery of Company Stock............................. 18
               9.11   Environmental Review.................................. 18
               9.12   General............................................... 18
               9.13   Simultaneous Closings................................. 18

10.     POST CLOSING COVENANTS.............................................. 18
               10.1   Taxes................................................. 18
               10.2   Closing Date Actions.................................. 19
               10.3   Further Assurance..................................... 19

               10.4   Transition............................................ 19
               10.5   Survival.............................................. 19

11.    INDEMNIFICATION...................................................... 19
               11.1.  Indemnification by Stockholders and Company........... 19
               11.2   Indemnification by Buyer.............................. 20
               11.3   Procedure for Indemnification with Respect to Third
                      Party Claims.......................................... 20
               11.4   Limitation on Liability............................... 22
               11.5   Survival of Representations, Warranties and Covenants. 22

12.    TERMINATION OF AGREEMENT............................................. 22
               12.1   Termination by Buyer.................................. 22
               12.2   Termination by Stockholders........................... 22
               12.3   Termination by Lapse.................................. 22

13.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION........................... 22
               13.1   Nondisclosure by Stockholders......................... 22
               13.2   Nondisclosure by Parent............................... 23

14.     GENERAL............................................................. 23
               14.1   Assignment; Binding Effect; Amendment................. 23
               14.2   Entire Agreement...................................... 23
               14.3   Counterparts.......................................... 24
               14.4   No Brokers............................................ 24
               14.5   Expenses of Transaction............................... 24
               14.6   Notices............................................... 24
               14.7   Governing Law......................................... 25
               14.8   Appointment of Agent.................................. 25
               14.9   No Waiver............................................. 26
               14.10  Time of the Essence................................... 26
               14.11  Captions.............................................. 26
               14.12  Severability.......................................... 26
               14.13  Construction.......................................... 26
               14.14  Standstill Agreement.................................. 26

                            STOCK PURCHASE AGREEMENT

               THIS STOCK PURCHASE AGREEMENT (this "Agreement") is executed and delivered as of January 1, 1998, among ENVIRONMENT MANAGEMENT, INC., a Texas corporation ("Buyer"); U S LIQUIDS INC., a Delaware corporation ("Parent"); ENVIRO-WASTE TYPE V OF TEXAS, INC., a Texas corporation ("Company"); and MICHAEL
L. BRIGGLE and MARK A. EMMERT, the sole stockholders of Company
("Stockholders");

                              W I T N E S S E T H:

               WHEREAS, Company owns the Permit for Municipal Solid Waste Management Site issued by the Texas Natural Resource Conversation Commission (the "TNRCC") under provisions of Texas Health & Safety Code Ann. Chapter 361, Permit No. M.S.W. 2250, Issued and effective July 25, 1997 to MLB Investments, Inc., dba ENVIRO WASTE MANAGEMENT, endorsed to Company by the TNRCC on October 17, 1997 (the "Permit"), and allows Buyer to use the Permit in connection with Buyer's operation of its business of collection and processing non-hazardous commercial waste; and

               WHEREAS, Stockholders own all of the issued and outstanding shares of the capital stock of Company;

               WHEREAS, Buyer is a wholly owned subsidiary of Parent; and

               WHEREAS, Buyer desires to acquire all of the issued and outstanding shares of the capital stock of Company from Stockholders and Stockholders desire to sell such interests to Buyer as set forth herein;

               NOW, THEREFORE, in consideration of Ten Dollars ($10) in hand paid, the premises and of the mutual agreements, representations, warranties and obligations herein contained, the parties hereby agree as follows:


1.      DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.

        1.1 DELIVERY OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Stockholders shall, at the Closing (hereinafter defined), sell, assign, transfer and deliver to Buyer certificates representing the number of shares set forth opposite each Stockholder's name on Annex I attached hereto and made a part hereof (the "Company Stock"), which certificates represent all of the issued and outstanding capital stock of Company. Stockholders shall transfer the Company Stock to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (collectively, "Adverse Claims").

        1.2 ENDORSEMENT OF COMPANY STOCK. Stockholders shall deliver at Closing the certificates representing the Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly endorsed in blank and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and cancelled. Stockholders, at their sole expense, agree to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

2.      PURCHASE PRICE.

        2.1 PURCHASE PRICE. Subject to Section 2.2 below, in consideration of the sale to Buyer in accordance with this Agreement of certificates representing the Company Stock, Parent, Company and Buyer shall be jointly and severally obligated to pay to Stockholders the sum of $50,000 at Closing in immediately available funds. The consideration provided for in this Section 2.1 shall be allocated among the Stockholders as set forth on Annex I attached hereto and made a part hereof.

3.      [INTENTIONALLY OMITTED].

4. CLOSING. Unless the parties agree otherwise, the closing of the within contemplated transaction (the "Closing") shall take place on the date that is within five business days after the completion, satisfaction or waiver of each of the conditions to Closing set forth in Articles 8 and 9; provided, however, that in the event that the Closing shall not have occurred by February 28, 1998, either Company or Buyer may terminate this Agreement by giving written notice to the other party. The Closing shall take place at a location mutually agreeable to Buyer and Stockholders. The date on which the Closing occurs shall be referred to as the "Closing Date." The effective date of this Agreement for all accounting purposes shall be January 1, 1998.

5.      REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND
COMPANY. Company as to the time period before Closing only, and each Stockholder, severally (and not jointly and severally), represent and warrant to Buyer that the statements contained in this Section 5 except as set forth in the schedules to the subsections of this Section 5 delivered by Stockholders to Buyer on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5); and (iii) shall survive the Closing in accordance with Article 11 hereof. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

        Wherever a representation or warranty herein is qualified as having been made "to the best of Stockholders' knowledge", such phrase shall mean the knowledge of any Stockholder, after reasonable inquiry.

        5.1  ORGANIZATION; AUTHORITY.

               (i) Company is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is now and has been at all times since its creation, duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Business. Copies of the Company's Articles of Incorporation (certified by the Secretary of State of Texas) and Bylaws (certified by the Secretary of Company), each as amended, are attached hereto as Schedule 5.1(i).

               (ii) Company has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action of Company necessary to approve the sale of the Company Stock has been taken, including director and shareholder approvals, if necessary.

               (iii) Each Stockholder is competent and under no legal restraint or duress and has the full legal right and capacity to enter into and perform his obligations under this Agreement.

        5.2 STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS. All of the issued and outstanding shares of Company Stock are owned of record and beneficially by Stockholders as set forth on Annex I and are free and clear of Adverse Claims. This Agreement is the valid and binding obligation of Company and Stockholders, enforceable against each of them in accordance with its terms.

        5.3 CAPITALIZATION. The authorized capital stock of Company consists solely of 50,000 shares of voting common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered by Company in compliance with all state and federal laws concerning the issuance of securities and none of such shares were issued pursuant to awards, grants or bonuses nor in violation of the preemptive rights of any past or present stockholder. The stock transfer records provided by Stockholders and Company to Buyer correctly set forth all issuances, acquisitions and retirements of Company Stock since the inception of Company. Company has never acquired any treasury stock. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Company to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Company of any securities of Company (whether debt or equity). In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Act"), or under any state securities law.

        5.4 PREDECESSOR ENTITIES; TRADE NAMES. Except as set forth on Schedule 5.4, Company has never directly or indirectly participated in any manner in any joint venture, partnership or other noncorporate entity. Company was formed solely to operate the Business and has never conducted any other business or activity. Also set forth on Schedule
5.4 is a list of the names of all predecessors of Company, all prior corporate names of Company, and all trade names and "doing business as" names of Company, including the names of all entities substantially all of the assets of which were previously acquired by Company.

        5.5 NO SUBSIDIARIES. Company has never owned or controlled and does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any partnership, corporation, association or other business entity other than those of Company.

        5.6 FINANCIAL STATEMENTS. Attached as Schedule 5.6 are copies of the following financial statements of Company (together, the "Financial Statements"):

                (a) Company's Statement of Assets, Liabilities and Equity--Income Tax Basis as of December 31, 1997, and a Statement of Revenue and Expenses--Income Tax Basis for the year then ended (the "Balance Sheet Date");

        Except as set forth on Schedule 5.6, each of the Financial Statements (including all footnotes thereto) has been prepared in accordance with the income tax basis, applied on a consistent basis throughout the periods indicated. Each of the Financial Statements is true, complete and correct. Each of the Statements of Assets, Liabilities and Equity--Income Tax Basis presents fairly the financial condition of Company as of the date indicated thereon and each of such statements of income presents fairly on an accrual basis the results of the operations of Company for the period indicated thereon. All reserves for contingent risks are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. Since its inception Company has not (a) made any material change in its accounting policies or (b) effected any prior period adjustment to, or other restatement of, its financial statements for any period. The Financial Statements are consistent with the books and records of Company (which books and records are correct and complete).

        5.7 NON-BALANCE SHEET LIABILITIES. Attached hereto as Schedule 5.7 is a complete and accurate list as of the date hereof of all liabilities and obligations of Company, excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements dated the Balance Sheet Date, but which would have been so reflected in a full GAAP accounting (whether or not incurred in the ordinary course of business) of any kind, character and description, accrued or unaccrued, absolute or contingent, secured or unsecured, liquidated or unliquidated, due or to become due, together with, in the case of those liabilities and other obligations the amounts of which are not fixed, a reasonable best estimate of the maximum amount which may be payable. For each liability or obligation for which the amount is not fixed or is contested, Stockholders shall provide the following information to the extent such information is in the possession of the Company or Stockholders or is reasonably available to them:

               (a) a summary description of the liability or other obligation together with the following:

                      (1) copies of all relevant documentation relating
                thereto;

                      (2) amounts claimed and any other action or relief
                sought; and

                      (3) name of claimant and all other parties to the claim,
               suit or proceeding, if any.

               (b) the name of each court or agency before which a claim, suit or proceeding is pending;

               (c) the date such claim, suit or proceeding was instituted;

               (d) a reasonable best estimate by Stockholders of the maximum amount, if any, which is likely to become payable with respect to each such liability or the cost of performance with respect to each such other obligation.

        5.8 ACCOUNTS RECEIVABLE. Attached as Schedule 5.8 is a complete and accurate list of all accounts and notes receivable of Company as of the date hereof, including receivables from and advances to employees and Stockholders and also including all such accounts and notes receivable which are not reflected in the Financial Statements, if any. Also attached as Schedule 5.8 is an aging of all accounts and notes receivable showing amounts due in 30 day aging categories. Except to the extent reflected on Schedule 5.8, 90% of the aggregate amount of the accounts and notes receivable set forth on Schedule 5.8 are collectible.

        5.9  PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS.

            (i) Attached as Schedule 5.9(i) is a complete and accurate list and summary description as of the date hereof of all permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Company which are material to the operation of the principal business of the Company, none of which permits, titles, licenses, franchises and certificates, trademarks, tradenames, patents, patent applications and copyrights, has been claimed to or, to the best of Stockholders' knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.9(i), such permits, titles, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights are adequate for the operation of the Business as presently constituted;

            (ii) Stockholders have, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all written notifications from governmental agencies and any other person or entity and any other documents of Company of which the Stockholders have knowledge relating to: (a) each actual and threatened violation of Applicable Laws (hereinafter defined) by Company or otherwise relating to the Land and all, if any, claims thereof; (b) the present or past environmental compliance by Company;
        (c) the present or past environmental condition of the Land; (d) the discharge, leakage, spillage, transport, disposal or release of any material into the environment by Company or otherwise relating to the Land; and (e) land use and access approvals relative to any portion of the Land (collectively, the "Environmental Documents").

        5.10 REAL PROPERTY; REPORTING. Company has never owned, leased or otherwise occupied, had an interest in or operated any real property.

        5.11 PERSONAL PROPERTY; NEW PROJECTS. (i) Attached as Schedule 5.11(i) is a complete and accurate list and a complete description as of the date hereof of all personal property having a value greater than $2,000 of Company including true and correct copies of leases for equipment and other personal property, if any, used in the operation of the Business and including an indication as to which assets were formerly owned by business or personal affiliates of Company. All of the vehicles, machinery and other equipment of Company are in good working order and repair in all material respects;

               (ii) Company has good title to, or a valid leasehold interest in, the properties and assets used by it shown on its Statement of Assets, Liabilities and Equity--Income Tax Basis dated the Balance Sheet Date or acquired after the date thereof, whether or not located on the Land, including, without limitation, the items of personal property listed on Schedules 5.11(i), free and clear of all security interests, liens or other Adverse Claims, except for the Assumed Debt, as applicable;

               (iii) all leases set forth on Schedule 5.11(i) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No default by Company, or, to the best of Stockholders' knowledge, any other party to any of such leases, exists or would exist except for the passage of time or delivery of a notice or both;

               (iv) all fixed assets used by Company in the operation of the Business are either owned by Company or leased by Company under an agreement indicated on Schedule 5.11(i). Company's combined fixed assets (together with the real property assets) constitute all of the real and personal property reasonably necessary for and material to the operation of the Business both by Company and by Buyer immediately following the Closing and, to the best of Stockholders' knowledge, include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business both before and immediately after Closing; and

               (v) at the Closing, Company shall have good and marketable title to all personal property, free and clear of all debts and lease payments (including lease end buy-out payments) except for the Assumed Debt.

        5.12 CONTRACTS. Attached as Schedule 5.12 is a complete and accurate list as of the date hereof of all contracts, commitments and other agreements which are material to the operation of the business of the Company to which Company is a party or by which Company or its properties are bound. None of the agreements listed on Schedule 5.12 have been modified, altered, terminated or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation to any such agreements except as described in Schedule 5.12. Except as noted in Schedule 5.13, Company has complied with all obligations pertaining to it contained in such contracts, commitments and other agreements, is not in default thereunder and no notice of default has been received nor will the consummation of the transactions contemplated by this Agreement result in such a default. To the best of Stockholders' knowledge, there is no default by any other party to any contract, commitment or other agreement attached as Schedule 5.12.

        5.13 INSURANCE POLICIES. Attached as Schedule 5.13 are complete and accurate copies as of the date hereof of all insurance policies carried by Company and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Except as set forth on Schedule 5.13, Company's insurance has never been cancelled and Company has never been denied coverage.

        5.14 DIRECTORS, OFFICERS AND EMPLOYEES; COMPENSATION. Attached as
Schedule 5.14 is a complete and accurate list of all officers, directors and employees of Company and the rate of compensation of each as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Each employee of Company is an employee at will and there are no collective bargaining agreements affecting any employee of Company. There is no pending or, to the best of Stockholders' knowledge, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three years.

        5.15 EMPLOYEE PLANS. Except as set forth on Schedule 5.15, Company has no group health plans, employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Plans") which are currently maintained and/or sponsored by Company, or to which Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements). No such Plans have been terminated within the past three years.

        5.16 COMPLIANCE WITH ERISA. Neither Company, any Controlled Group Member (as defined in Internal Revenue Code (the "Code") Section 414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Company or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except for the Plans, Company does not maintain or sponsor, nor is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. Further:

               (i) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company and Stockholders have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Company has no (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company or Stockholders or any of them, any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company or Stockholders, or any of them with respect to such group health plans;

               (ii) attached hereto as Schedule 5.16(ii) is a copy of the claims history under Company's group health plan for the past three years; and

               (iii) with respect to any Plan which qualifies as a group health plan, such plan is fully insured and all premiums have been paid on a timely basis and are paid in full as of the Closing Date or, to the extent such plan is not fully insured, all self insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of the Company's group health plans are retrospectively rated, there are no liabilities capable of assertion against the Company in respect of claims already incurred and present.

        5.17  COMPLIANCE WITH LAW; NO CONFLICTS.

               (i) To the best of Stockholders' knowledge and except as set forth on Schedule 5.17, Company has in the past complied with, and is now in compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Company, the Business or the Land (the "Applicable Laws") with regard to which the noncompliance by Company would or could have a material adverse affect on Company or the Business. Neither Company nor Stockholders have received any written notice (nor, to the best of Stockholders' knowledge, oral other notice) that Company is under investigation or other form of review with respect to any Applicable Law; and

               (ii) to the best of Stockholders' knowledge, the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                      (a) conflict with, or result in a breach or violation of
                the Articles of Incorporation or Bylaws of Company;

                      (b) conflict with, or result in a breach under any
               document, agreement or other instrument to which Company, or Stockholders is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or Stockholders pursuant to: (A) any law or regulation to which Company or Stockholders, or any of their respective properties are subject, or (B) any judgment, order or decree to which Company or Stockholders is bound or any of their respective properties are subject;

                      (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Company; or

                      (d) require the consent of, or the filing with any
               governmental authority or agency or any other third party in order to remain in full force and effect.

        5.18 TAXES. Company has filed, or will file, in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and, as of the Closing, shall have filed or will file in a timely manner all such returns due for all periods ended on or before the Closing Date. There are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Company for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof and none shall exist as of the Closing Date. No notice of any claim for taxes, whether pending or threatened, has been received. The amounts shown as accruals for taxes on the Financial Statements as of the respective dates thereof are sufficient for the payment of all taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before such date. Copies of: (i) all tax examinations; (ii) extensions of statutory limitations; and (iii) the federal, state, local and other income tax returns and franchise tax returns of Company are attached hereto as Schedule 5.18. Company made a valid election under Subchapter S of the Code. Company has a taxable year ended December 31. Company currently utilizes the cash method of accounting for income tax purposes and has not changed its method of accounting since its initial creation.

        5.19 LITIGATION. Except as set forth on Schedule 5.19, there is no claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending and of which the Company or any Stockholder has received notice or, to the best of Stockholders' knowledge, threatened against Company or Stockholders, or otherwise relating to the business or affairs of Company, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no notice of any of the above has been received by Company or Stockholders; and, to the best of Stockholders' knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.19 are all instances where Company is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

        5.20 ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Company is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

        5.21 CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been any:

               (i) material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income and business or prospects of Company;

               (ii) damage, destruction or loss (whether or not covered by insurance) which, singly or in the aggregate, materially and adversely affects the properties (whether owned or leased) or business of Company;

               (iii) change in the authorized capital of Company or in its securities outstanding, any change in its equity ownership or any grant by it of any subscriptions, options, warrants, puts, calls, conversion rights or other commitments related to its equity interests;

               (iv) declaration or payment of any dividend or distribution in respect of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company;

               (v) any material increase from prior years in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Company to any of its officers, directors, employees, consultants or agents above the amounts shown on Schedule 5.14;

               (vi) work interruption, labor grievance or material claim filed;

               (vii) sale or transfer of, or any agreement to sell or transfer, any material assets, property or rights of Company to any person not in the ordinary course of the business of Company, including, without limitation, all agreements with Stockholders or with affiliates of Company;

               (viii) except as set forth herein cancellation or agreement to cancel any indebtedness or other obligation owing to Company, including, without limitation, any indebtedness or other obligation of Stockholders or with any affiliate of Company;

               (ix) plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (x) purchase or acquisition by any third party of, or any agreement, plan or other arrangement by any third party to purchase or acquire, any property, rights or assets of Company other than in the ordinary course of business;

               (xi) waiver of any material rights or claims of Company;

               (xii) breach, amendment or termination of any material contract, license, permit or other agreement to which Company is a party other than in the ordinary course of business;

               (xiii) transaction by Company outside the ordinary course of its business;

               (xiv) amendment to the Articles of Incorporation or Bylaws of Company;

               (xv) any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Company; or

               (xvi) any action by Company, Stockholders, or any employee, officer or agent of Company or Stockholders committing to do any of the foregoing.

        5.22 BANK ACCOUNTS; DEPOSITORIES. Attached as Schedule 5.22 is a complete and accurate list as of the date of this Agreement, of:

               (i) the name of each financial institution in which Company has any account or safe deposit box;

               (ii) the names in which each account or box is held;

               (iii)  the type of each account; and

               (iv) the name of each person authorized to draw on or have access to each account or box.

        5.23 HAZARDOUS MATERIALS. Except as set forth on Schedule 5.23, Company has never owned, leased, had an interest in, generated, transported, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Clean Water Act; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute affecting the Business; any other Applicable Law; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended (collectively, "Hazardous Materials"). No liens with respect to environmental liability have been imposed against Company under CERCLA, any comparable state statute affecting the Business or other Applicable Law, and, to the best of Stockholders' knowledge, no facts or circumstances exist which would give rise to the same. Neither Company nor any Stockholder is listed as a potentially responsible party under CERCLA, any comparable state statute or other Applicable Law, and neither Company nor any Stockholder has received a written notice of such a listing.

        Set forth on Schedule 5.23 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Company, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list.

        There have been no spills, leaks, deposits or other releases into the environment or onto the Land by Company of any Hazardous Materials and Company has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment.

        5.24 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Company nor Stockholders have ever made, offered or agreed to offer anything of value to any employees of any customers of Company for the purpose of attracting business to Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

        5.25 COMPLETE DISCLOSURE. To the best of Stockholder's knowledge, this Agreement and the schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations of Buyer or the employees or representatives of either of them, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Stockholders, or, prior to Closing, Company, becomes aware of any material fact or circumstance which would materially change a representation or warranty of Company or Stockholders in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer. None of (i) such notification, (ii) any pre-Closing investigation made by Buyer of Company, its properties, businesses or assets, or
(iii) the Closing contemplated by this Agreement, shall relieve Stockholders or Company of their obligations under this Agreement, including their representations and warranties made in this Section 5, provided that no party shall be entitled to rely on any representation or warranty provided in this Agreement to the extent such party has actual knowledge that such representation or warranty is inaccurate or incorrect.

6.      REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.  Buyer and
Parent represent and warrant that the statements contained in this Section 6:
(i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 6); and (iii) shall survive the Closing in accordance with Article 12 hereof.

        6.1 CORPORATE ORGANIZATION. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Texas. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer and Parent are each duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on their businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

        6.2 CORPORATE AUTHORITY. The officers of Buyer and Parent executing this Agreement have the corporate authority to enter into and bind Buyer and Parent to the terms of this Agreement and Buyer and Parent have taken all necessary corporate action to authorize the execution, delivery and, subject to receipt of required regulatory approvals, performance of this Agreement. All corporate action by Buyer and Parent necessary to approve the transaction, including both director and shareholder approvals (if required), has been taken.

        6.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

               (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer or Parent;

               (ii) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer or Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer or Parent pursuant to: (A) any law or regulation to which Buyer or Parent, or their respective property is subject, or (B) any judgment, order or decree to which Buyer or Parent is bound or their respective property is subject; or

               (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or Parent.

        6.4 BINDING AGREEMENT. This Agreement is the binding and valid obligation of Buyer or Parent, enforceable against them in accordance with its terms.

7.      COVENANTS.

        7.1 ACCESS TO LAND AND RECORDS. Between the date of this Agreement and the Closing Date, Stockholders will cause Company to afford to or obtain for the officers and authorized representatives of Buyer access to books and records, including, without limitation, the Environmental Documents, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the business and properties, both current and former, of Company as Buyer may from time to time reasonably request. Stockholders will cooperate, and will cause Company to cooperate, with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article 14 hereof.

        7.2 COMPANY ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, Stockholders will cause Company:

               (i) to carry on its business in substantially the same manner as it has heretofore and not to introduce any material new method of management, operation or accounting;

               (ii) to maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

               (iii) to perform its obligations under agreements relating to or affecting its assets, properties or rights, including payment of debts as they become due;

               (iv) to keep in full force and effect present insurance policies or other comparable insurance coverage with reputable insurers;

               (v) to use reasonable efforts to maintain and preserve its business organization intact, retain employees and maintain relationships with suppliers, customers, consultants, independent contractors and others having business relations with Company;

               (vi) to maintain compliance with all Applicable Laws in all material respects;

               (vii) to maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments, without the prior written consent of Buyer;

               (viii) to pay and provide salaries and commissions for all officers, directors, employees and agents at levels no higher than those in effect at the Balance Sheet Date;

               (ix) to provide the interim financial statements required by
        Section 5.6; and

               (x) to provide all reasonable assistance to Buyer to provide for an orderly transfer of operating control of Company to Buyer.

        7.3 PROHIBITED ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, and except as otherwise permitted by this Agreement, Stockholders will cause Company not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

               (i)  to amend the Articles of Incorporation or Bylaws of Company;

               (ii) to change the authorized capital of Company or the equity ownership of Company or grant any options, warrants, puts, calls, conversion rights or commitments relating to the equity interests of Company;

               (iii) to declare or pay any dividend of Company or directly or indirectly purchase, redeem or otherwise acquire or retire for value or issue any shares of stock of Company;

               (iv) to enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of an aggregate of $5,000;

               (v) to increase the compensation payable or to become payable to any officer, director, stockholder, employee, consultant or agent, or make any bonus or management fee payment to any such person;

               (vi) to create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

               (vii) to sell, assign, lease or otherwise transfer or dispose of any property or equipment;

               (viii) to negotiate to acquire any business or begin any new business or project;

               (ix) to merge or consolidate or agree to merge or consolidate with or into any other corporation;

               (x)  to waive any of its rights or claims;

               (xi) to breach or permit a breach of, amend or terminate, any material agreement, or any permit, license or other agreement or right to which Company is a party;

               (xii) to enter into any other transaction outside the ordinary course of its business or otherwise prohibited hereunder;

               (xiii) to make any oral or written public announcement concerning this transaction except as may be required by law, all of which announcements, if any, shall be forwarded to Buyer for review and comment at least seven days prior to dissemination; or

               (xiv) to allow any other action or omission, or series of actions or omissions, by Company or Stockholders that would cause a representation and warranty of Company and Stockholders made in Section
        5.21 of this Agreement to be untrue on the Closing Date.

        7.4 CONTACT WITH GOVERNMENT OFFICIALS. Company and Stockholders shall each use their reasonable best efforts (provided that neither Company nor Stockholders will be required to expend any funds in connection with such efforts) to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Company or the Stockholders, including, without limitation, environmental and land use agencies and officials in order to assist Buyer in completing its regulatory evaluation of Company.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS. The obligations of Stockholders and Company hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

        8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer or Parent on or before the Closing Date shall have been duly complied with and performed.

        8.2 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

        8.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Stockholders's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

        8.4 NONCOMPETITION AGREEMENT. Buyer shall have executed and delivered at the Closing the Noncompetition Agreement with Stockholders (the "Noncompetition Agreement"), in form and substance satisfactory to Buyer and Stockholders.

        8.5 SIMULTANEOUS CLOSINGS. The closings under that certain Agreement and Plan of Reorganization among Parent, Company, Stockholders and Environment Management, Inc. and that certain Purchase and Sale of Assets Agreement among Parent, Company, Stockholders and Enviro Plumbing, Inc. shall occur contemporaneously with the Closing hereunder.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT. The obligations of Buyer and Parent hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

        9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Stockholders and Company contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate from Stockholders to that effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement. The foregoing notwithstanding, Company and Stockholders agree that no limitation of any representation or warranty concerning the knowledge of Company or Stockholders or any qualification of such representations and warranties set forth in the certificate contemplated in the first sentence of this Section 9.1 shall restrict Buyer's right to terminate this Agreement if any representation or warranty of Stockholders or Company is inaccurate as of the Closing Date; provided, however, that if Parent and Buyer close on the transactions contemplated by this Agreement after receipt of a certificate containing discrepancies between the representations and warranties provided in this Agreement and the contents of the certificate, the representations and warranties in this Agreement shall thereby be modified to conform to the contents of the certificate.

        9.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Stockholders and Company on or before the Closing Date shall have been duly complied with and performed.

        9.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Buyer's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

        9.4 GENERAL RELEASE. Stockholders shall have delivered to Buyer an instrument dated the Closing Date releasing Company, Parent and Buyer from any and all claims of Stockholders against Company, Parent and Buyer arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

        9.5 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Company or Stockholders shall have been obtained and made.

        9.6 RESIGNATIONS. Each officer and director of Company shall have delivered to Buyer their written resignation.

        9.7 GOOD STANDING CERTIFICATES. Stockholders shall have delivered to Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that Company is in good standing in its state of incorporation.

        9.8 UPDATED AGREEMENTS. Stockholders shall have delivered to Buyer a schedule (Schedule 9.9) dated the Closing Date, listing all agreements entered into by Company since the date of Schedule 5.12, which new agreements must have been determined to be in accordance with the provisions of this Agreement.

        9.9 NONCOMPETITION AGREEMENT. The Noncompetition Agreement shall have been executed and delivered by all parties thereto at the Closing.

        9.10 DELIVERY OF COMPANY STOCK. Stockholders shall have delivered to Buyer certificates representing all Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly executed in blank and with all necessary transfer tax and other revenue stamps affixed and cancelled at Stockholders's expense, none of which certificates shall bear any restrictive legend other than those related to compliance with the Act or required pursuant to the Company's organizational documents.

        9.11 ENVIRONMENTAL REVIEW. Buyer, through its authorized representatives, must have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over Company) of the Land and the environmental and land use practices, procedures, operations and activities of Company; the results of which review, without limiting the generality of the foregoing, reflects compliance with all Applicable Laws governing the Land and the operations of Company, discloses no actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, land use or real estate related concerns and are otherwise satisfactory in all respects to Buyer in its sole discretion.

        9.12 GENERAL. All actions taken by Stockholders and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

        9.13 SIMULTANEOUS CLOSINGS. The closings under that certain Agreement and Plan of Reorganization among Parent, Company, Stockholders and Environment Management, Inc. and that certain Purchase and Sale of Assets Agreement among Parent, Company, Stockholders and Enviro Plumbing, Inc. shall occur contemporaneously with the Closing hereunder.

10.     POST CLOSING COVENANTS.

        10.1 TAXES. (i) Stockholders irrevocably agree to indemnify Buyer against, and to hold Buyer harmless from:

                      (a) any and all federal, state, local, and other taxes of
               Company arising from the audit, examination, review or other adjustment of tax liabilities made pursuant to applicable law by appropriate governmental agencies for periods ending on or prior to the Closing Date;

                      (b) any and all taxes, interest, penalties, additions to
               tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending on or before the Closing Date; and

                      (c) any and all federal, state, local, or other taxes of
               Buyer arising as the result of any payment by the Stockholders to Buyer in fulfillment of his obligation pursuant to this Section 10.1(i).

            (ii) Stockholders agree that they shall be responsible, at their sole expense, for the preparation of Company's federal, state, local and other income and franchise tax returns for the tax periods beginning January 1, 1997 and ending on the Closing Date. Buyer agrees to cooperate with Stockholders in the preparation of such returns. Stockholders further agree that they shall pay all taxes (including all penalties and interest, if any) due for such tax period. Prior to filing the returns provided for in this paragraph, Stockholders agree to allow Buyer 20 business days to review and approve such returns, approval of which will not unreasonably be withheld.

        10.2 CLOSING DATE ACTIONS. Buyer and Stockholders mutually agree that they shall not, and shall cause Company not to, engage in an transaction outside the normal course of business on the Closing Date.

        10.3 FURTHER ASSURANCE. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Stockholders, also without further consideration but also without cost, agree to reasonably cooperate with Buyer and to use their reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Stockholders acknowledge and agree that, from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort of Company.

        10.4 TRANSITION. Stockholders will not take any action that is designed or intended to have the effect of discouraging any customer or business associate of Company from maintaining the same business relationships with Buyer after the Closing that it maintained with Company before the Closing. Stockholders will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Stockholders agrees that for a period of 90 days following the Closing Date, Stockholders will assist Buyer, at Buyer's request and expense, with the orderly transition of the operations of Company from Stockholders to Buyer (including, without limitation, recommendations, advice and interaction with customers and potential customers of Company, and governmental agencies).

        10.5 SURVIVAL. The covenants in this Article 10 shall survive the Closing in accordance with Article 12 hereof.

11.     INDEMNIFICATION.

        SECTION 11.1. INDEMNIFICATION BY STOCKHOLDERS AND COMPANY. Company and each Stockholder agree that they will each, severally (and not jointly and severally), indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Company or any Stockholder (including, without limitation, those relating to Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Stockholders or Company made in this Agreement; (c) the matters set forth in
Section 10.1; (d) the existence of liabilities of Company in excess of the liabilities represented by Stockholders and Company; (e) the imposition upon Buyer of any liability or obligation of Company or Stockholders resulting from one or more pending or threatened lawsuits, legal or regulatory proceedings, investigations or judgments; (f) [any specific items discovered in due diligence]; or (g) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (f) of this
Section 11.1 had been satisfied.

        11.2 INDEMNIFICATION BY BUYER. Parent and Buyer each agrees that it will indemnify, defend, protect and hold harmless Stockholders, their respective heirs, executors and personal representatives, at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and reasonable expenses of investigation) incurred by Stockholders as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer or Parent made in this Agreement; incident to operations by Buyer and Parent after the Closing Date; and (iv) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections
(i) or (ii) of this Section 12.4 had been satisfied.

        11.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.
        (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

               (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
        (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

               (d) In the event or to the extent that any of the conditions set forth in Section 12.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses) and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 12; and
        (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

        11.4 LIMITATION ON LIABILITY. The indemnification obligations set forth in this Agreement shall apply only after the aggregate amount of such obligations exceed $50,000 when combined with the Agreement and Plan of Reorganization among Buyer, Parent, U S Liquids/EMI Acquisition Corporation and Stockholders (the "Merger Agreement") and the Purchase and Sale of Assets Agreement among Buyer, Enviro Plumbing, Inc. and Stockholders (the "Purchase Agreement"), at which time the indemnification obligations shall be effective as to all amounts, including the initial $50,000 and in shall in no event exceed a maximum of $4,585,000.

        11.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for a period of one year after the Closing Date; provided, however, that the representations and warranties in Sections 5.1, 5.2, 5.3, 5.17, 6.1, 6.2 and 10.1 shall survive until the expiration of the applicable statute of limitations; and that the representations and warranties in Sections 5.9, 5.10 and 5.23 shall survive for a period of three years after the Closing Date.

12.     TERMINATION OF AGREEMENT.

        12.1 TERMINATION BY BUYER. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Stockholders or Company in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

        12.2 TERMINATION BY STOCKHOLDERS. Stockholders may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

        12.3 TERMINATION BY LAPSE. Either Buyer or Stockholders may, by notice in the manner hereinafter provided, terminate this Agreement in the event that the Closing shall not have occurred on or before February 28, 1998.

13.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

        13.1 NONDISCLOSURE BY STOCKHOLDERS. Stockholders recognize and acknowledge that they have in the past, currently has, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Stockholders agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Parent unless such information becomes known to the public generally through no fault of Stockholders. In the case of a disclosure required by Applicable Laws or other legal process, Stockholders shall make no disclosure without prior written notice to Parent. In the event of a breach or threatened breach by Stockholders of the provisions of this Section, Parent shall be entitled to an injunction restraining Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing.

        13.2 NONDISCLOSURE BY PARENT. Parent recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Parent agrees that, except as may be required by Applicable Laws or other legal process, it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without Stockholders's prior written consent. In the case of a disclosure required by Applicable Laws or other legal process, Parent shall make no disclosure without prior written notice to Stockholders. In the event of a breach or threatened breach by Parent of the provisions of this Section, Stockholders shall be entitled to an injunction restraining Parent from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Stockholders from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

14.     GENERAL.

        14.1 ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of Stockholders. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

        14.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

        14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        14.4 NO BROKERS. Company and Stockholders represent and warrant to Buyer and Buyer represents to Stockholders and Company that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

        14.5 EXPENSES OF TRANSACTION. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Stockholders will pay personally the fees, expenses and disbursements of Stockholders and Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Stockholders and Company under this Agreement. All such fees, expenses and disbursements of Stockholders and Company shall be paid by Stockholders prior to the Closing so as not to become an obligation of Buyer or shall be included as a current liability for purposes of the calculation of Actual Net Working Capital set forth in Section 2.3. Stockholders represents and warrants to Buyer that Stockholders has relied on his own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

        14.6 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

               (a)    If to Buyer, addressed to it at:
                      U S Liquids Inc.
                      411 N. Sam Houston Parkway East
                      Houston, TX 77060
                      ATTN:  W. Gregory Orr

                      with a copy to:

                      U S Liquids Inc.
                      411 N. Sam Houston Parkway East
                      Houston, TX 77060

                      ATTN:  Dave Turkal

                      and a copy to:

                      Elaine A. Chotlos, Esq.
                      Baker & Hostetler LLP
                      3200 National City Center
                      1900 E. 9th Street
                      Cleveland, OH 44114-3485

               (b) If to Stockholders, addressed to them at:

                      Michael L. Briggle
                      3511 Woodcutters Way
                      Austin, TX 78746

                      and a copy to:

                      Mark A. Emmert
                      808 Westlake Drive
                      Austin, TX 78746

                      with a copy to:

                      Richard D. Cox, Esq.
                      300 Crescent Court
                      Suite 1400
                      Dallas, TX 75201

Notice shall be deemed given and effective the day personally delivered (if delivered during normal business hours on a business day, or on the next business day if not so delivered), the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

        14.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

        14.8 APPOINTMENT OF AGENT. Stockholders agrees to maintain a registered agent in the State of Texas to accept and acknowledge service of process. Each Stockholders initially hereby appoints Richard Cox, Esq. as such registered agent and agrees to notify Buyer in the manner set forth in Section 15.7 of any change in registered agent. Each party agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered to the address provided in Section 15.7 for such party, in the manner prescribed in such Section.

        14.9 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

        14.10 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

        14.11 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        14.12 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        14.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

        14.14 STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 13 hereof without the Closing having taken place, Stockholders will not directly or indirectly solicit offers for Company Stock or the assets of Company or a merger or consolidation involving Company from, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Company by merger, consolidation or other combination or acquiring any of Company's assets; nor will they permit Company to do any of the foregoing.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            ENVIRONMENT MANAGEMENT, INC.


                                            By:
                                            Its:

                                            U S LIQUIDS INC.


                                            By:
                                            Its:


                                            ENVIRO-WASTE TYPE V OF TEXAS, INC.
                                            (EIN: 74-2843943)


                                            By:
                                            Its:


                                            _________________________________
                                            Michael Briggle
                                            (SSN: ###-##-####)


                                            _________________________________
                                            Mark Emmert
                                            (SSN: ###-##-####)

                                LIST OF SCHEDULES

        Schedule 5.1(i)      --     Articles and Bylaws of Company

        Schedule 5.4         --     Predecessor Entities; Trade Names

        Schedule 5.6         --     Financial Statements

        Schedule 5.7         --     Non-Balance Sheet Liabilities

        Schedule 5.8         --     Accounts Receivable

        Schedule 5.9(i)      --     Proprietary Rights

        Schedule 5.11(i)     --     Personal Property of Company

        Schedule 5.12        --     Contracts

        Schedule 5.13        --     Insurance Policies

        Schedule 5.14        --     Employees

        Schedule 5.15        --     Employee Plans

        Schedule 5.16(ii)    --     Claims History

        Schedule 5.17        --     Compliance With Laws

        Schedule 5.18        --     Tax Returns of Company

        Schedule 5.19        --     Litigation

        Schedule 5.22        --     Bank Accounts

        Schedule 5.23        --     Hazardous Materials; List of Disposal Sites

        Schedule 9.9         --     Updated Agreements

                                     ANNEX I

                    TO THAT CERTAIN STOCK PURCHASE AGREEMENT
                                      Among
                          ENVIRONMENT MANAGEMENT, INC.
                                U S LIQUIDS INC.
                                       and
                       ENVIRO-WASTE TYPE V OF TEXAS, INC.
                                       and
                         MICHAEL BRIGGLE and MARK EMMERT

                          DATED AS OF January 1, 1997.


                            SHARES OF COMPANY                      ALLOCATION
SHAREHOLDERS                   STOCK OWNED                      OF CONSIDERATION

Michael Briggle                     720                                 72%

Mark Emmert                         280                                 28%